Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-124590 on Form S-8 of our reports dated March 10, 2006 relating to the consolidated financial statements and financial statement schedule of Commercial Vehicle Group, Inc. and subsidiaries (the “Company”) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2005.
/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
March 10, 2006